UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2018

Novan, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37880	20-4427682
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4105 Hopson Road, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

(919) 485-8080

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Accounting Officer

On April 11, 2018, the Board appointed Andrew J. Novak as the Company’s Vice President and Chief Accounting Officer and as the Company’s principal accounting officer, effective immediately.

Mr. Novak, age 36, has served as the Company’s Director of Financial Reporting and Analysis since June 2016 and Senior Director of Financial Reporting and Analysis since March 2018. From June 2014 until March 2016, Mr. Novak served as Director of Financial and SEC Reporting for Scynexis, Inc., a biotechnology company. Prior to joining Scynexis, Inc., Mr. Novak served as an Audit Manager at Deloitte & Touche from September 2005 to October 2012 and as a Technical Manager, Accounting & Audit Publications for the American Institute of Certified Public Accountants from October 2012 to June 2014. Mr. Novak is a certified public accountant and holds both a Bachelor of Science in Business Administration, Finance and a Master of Science in Accountancy from the University of North Carolina at Wilmington.

There are no arrangements or understandings between Mr. Novak and any other persons pursuant to which he was appointed as an officer of the Company, he has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and he does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Employment Arrangement with Jeff N. Hunter

Effective April 15, 2018, the Company entered into an employment agreement with Jeff N. Hunter (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Hunter serves as the Company’s Executive Vice President and Chief Business Officer, receives an annual base salary of $350,000, is eligible to receive an annual performance-based bonus with a target bonus equal to 35% of his base salary and is eligible to receive at the sole discretion of the Board, an annual equity award. The Employment Agreement also provides Mr. Hunter with eligibility to participate in standard benefit plans as well as an executive life insurance plan and reimbursement of reasonable business expenses.

In the event of Mr. Hunter’s “separation from service” by the Company without “cause” or by Mr. Hunter for “good reason,” each as defined in the Employment Agreement, then in addition to any accrued amounts and subject to Mr. Hunter timely delivering an effective release of claims in the Company’s favor, Mr. Hunter will be entitled to receive (i) payment of an amount equal to 12 months of his base salary, paid in installments over 12 months in accordance with standard payroll practices, (ii) reimbursement of Mr. Hunter’s applicable COBRA premiums for up to 18 months after the separation date, (iii) vesting of any time-based options that would have vested during the calendar year but for the termination, provided that they are exercised within 90 days of the termination date and (iv) payment of any bonus earned from a prior calendar year but not yet paid, to be paid in a lump sum, less applicable withholdings. Upon separation from service by Mr. Hunter other than for good reason or due to death or disability, or by the Company for cause, Mr. Hunter will not be entitled to any additional compensation beyond any accrued amounts.

Notwithstanding the foregoing, the Employment Agreement further provides that, in the event such separation from service of Mr. Hunter by the Company without cause or by Mr. Hunter for good reason within 6 months after the occurrence of a “change in control” as defined in the Employment Agreement, all of Mr. Hunter’s unvested stock options will vest and become immediately exercisable.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated April 15, 2018, by and between Novan, Inc. and Jeff Hunter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novan, Inc.

Date: April 17, 2018	By:	/s/ G. Kelly Martin

G. Kelly Martin Chief Executive Officer